Exhibit 99.1

Tesoro Logistics Reaches Agreement with Tesoro Corporation to Acquire Certain Terminalling and Pipeline Assets

SAN ANTONIO - June 23, 2014 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that TLLP has reached an agreement with Tesoro Corporation (“Tesoro”) to acquire certain terminalling and pipeline assets (“West Coast Logistics Assets”) owned by Tesoro’s subsidiaries. Under the terms of the agreement, TLLP will acquire the three marketing terminals, a storage facility and a refined products pipeline for total consideration of $270 million.

“We expect to use the proceeds to continue our investment in growth opportunities and return cash to shareholders through our share repurchase program,” said Greg Goff, President and CEO. “We are committed to capturing the full value of our logistics assets and growing the Partnership’s distributions.”

The West Coast Logistics Assets include:

•
Three refined products terminals that are adjacent to Tesoro’s refineries at Martinez, California; Anacortes, Washington; and Kenai, Alaska, with expected total throughput of 35,000 to 45,000 barrels per day. The Partnership plans to develop a new truck rack at the site of the acquired Anacortes terminal which is expected to add an additional 6,000 to 7,000 barrels per day of throughput.

•	A marine crude oil and heavy products storage facility with a capacity of 1.5 million barrels located adjacent to Tesoro’s Anacortes refinery.

•	An approximately 70 mile long refined products pipeline system connecting Tesoro’s Kenai refinery to Anchorage, Alaska with expected average throughput of approximately 35,000 barrels per day.

The purchase price of $270 million will include cash proceeds of $243 million and Partnership equity valued at approximately $27 million. The terminalling and storage assets have an expected closing date early in the third quarter of 2014. The portion of the acquisition pursuant to which TLLP will acquire the Tesoro entity with ownership of the refined products pipeline is expected to close and fund late in the third quarter or early in the fourth quarter of 2014.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which include a 34% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectation of the use of proceeds from the transaction; expectations regarding closing dates for the transaction and future throughput rates. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702